UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 7, 2013

Tejon Ranch Co.

(Exact name of registrant as specified in its charter)

Delaware	1-7183	77-0196136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 1000, Lebec, California	93243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (661) 248-3000

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 7, 2013, Tejon Ranch Co. (the “Company”) announced that its Board of Directors declared a dividend of warrants (the “Warrants”) to purchase shares of Company common stock, par value $0.50 per share (“Common Stock”), to be distributed on or about August 28, 2013, to holders of record of Common Stock as of August 21, 2013 (the “Record Date”). Each Warrant will entitle the holder to purchase one share of Common Stock at an initial exercise price of $40.00 per share. The Warrants will be exercisable through August 31, 2016, subject to the Company’s right to accelerate the expiration date under certain circumstances when the Warrants are in-the-money. Each holder of Common Stock as of the Record Date will receive a number of Warrants equal to the number of shares held multiplied by 0.14771, rounded to the nearest whole number. No cash or other consideration will be payable in respect of any fractional Warrants that are rounded down. The Company expects to issue an aggregate of approximately 3,000,000 Warrants. The Company will issue the Warrants pursuant to a Warrant Agreement, dated as of August 7, 2013, between the Company, Computershare, Inc. and Computershare Trust Company, N.A., as warrant agent (the “Warrant Agreement”).

The foregoing description of the Warrants and the Warrant Agreement is not compete and is qualified in its entirety by reference to the complete text of the Warrant Agreement, a copy of which is filed as exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 8.01	Other Events.

On August 7, 2013, the Company issued a press release announcing the declaration of the dividend in the form of the Warrants, as described in greater detail under Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Warrant Agreement, dated August 7, 2013, between Tejon Ranch Co., Computershare, Inc. and Computershare Trust Company, N.A.

99.1	Press Release dated August 7, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEJON RANCH CO.
(Registrant)

By:	/s/ Allen E. Lyda
Allen E. Lyda Executive Vice President and Chief Financial Officer

Date: August 8, 2013